Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM Industries Names New Independent Director

Stephen Kadenacy, Executive Vice President and Chief Financial Officer of AECOM Technology Corporation, to Join ABM Board

New York, NY – December 9, 2013 – ABM (NYSE:ABM), announced today that its board of directors elected Stephen Kadenacy, executive vice president and chief financial officer of AECOM Technology Corporation (NYSE: ACM) as an independent director. In addition, he was appointed to the audit committee. Prior to joining AECOM, Mr. Kadenacy was with the accounting firm KPMG LLP in San Francisco where he held several leadership roles and served as the partner in charge of several businesses.

“Steve’s proven leadership skills and experience with AECOM, a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government, will be an important asset to the ABM Board,” said Henrik Slipsager, president and chief executive officer of ABM Industries Incorporated. “We look forward to leveraging his knowledge and expertise in these markets.” Kadenacy received his MBA from the University of Southern California, Marshall School of Business, and his B.A. from the University of California, Los Angeles.

“Steve brings a wealth of leadership and financial experience to the board,” said Maryellen Herringer, chairman of the board of directors, ABM Industries Incorporated. “He is a highly respected, successful executive who will play a valuable role in helping to advance ABM’s market leadership.”

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues exceeding $4 billion and 100,000 employees in over 350 offices deployed throughout the United States and various international locations. ABM’s comprehensive capabilities include facilities engineering, commercial cleaning, energy solutions, HVAC, electrical, landscaping, parking and security, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes — from schools and hospitals to the largest and most complex facilities, such as manufacturing plants and major airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

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Contact

Media:	Chas Strong	Investors & Analysts:	David Farwell
	770.953.5072		212.297.9792
	chas.strong@abm.com		dfarwell@abm.com